                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Health Management Systems, Inc.:


We consent to use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated November 21, 1995, except as to note 17 which is as of December 15, 1995 and note 1(f) which is as of May 6, 1996, on the supplemental consolidated financial statements and supplemental financial statement schedule as of October 31, 1995 and 1994 and for each of the years in the three-year period ended October 31, 1995, contains an explanatory paragraph that states that the supplemental consolidated financial statements and supplemental financial statement schedule give retroactive effect to the merger of Health Management Systems, Inc. and CDR Associates, Inc. on April 29, 1996, which has been accounted for as a pooling of interests as described in note 1(f) to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Health Management Systems, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.



                                   /s/  KPMG PEAT MARWICK LLP

New York, New York
June 20, 1996